Exhibit 99.1

Kathryn H. Shirley EVP-CAO AMERISAFE 337.463.9052

AMERISAFE ANNOUNCES PLANNED

RETIREMENT OF CHIEF FINANCIAL OFFICER

DeRidder, LA – December 3, 2021 - AMERISAFE, Inc. (Nasdaq: AMSF), a specialty provider of workers’ compensation insurance focused on high hazard industries, today announced Neal Fuller, its Chief Financial Officer, plans to retire. Mr. Fuller informed the Company that he currently expects to retire in 2022 and that he will remain with the Company to assist in the transition of his responsibilities to his successor.

Mr. Fuller joined AMERISAFE in September 2015 as Executive Vice-President and Chief Financial Officer, and has over 30 years of experience in leadership within the insurance industry.

G. Janelle Frost, President and Chief Executive Officer, stated, “Neal is a key member of the executive management team and a valuable member of our community. We are grateful for his service to AMERISAFE and for providing a model of thoughtful leadership to be admired. We appreciate Neal’s continuing commitment to the Company as we search for his successor. On behalf of the Board of Directors and the AMERISAFE family, I wish Neal and his wife, Maria, the very best in their upcoming retirement years.”

AMERISAFE plans to launch an executive search for a new CFO.

ABOUT AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, logging and lumber, agriculture, and manufacturing. AMERISAFE actively markets workers’ compensation insurance in 27 states.